UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

PETROLEUM & RESOURCES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

THE FOLLOWING LETTER TO STOCKHOLDERS IS INCLUDED WITH THE THIRD QUARTER REPORT ON FORM N-30B-2 FILED BY PETROLEUM & RESOURCES CORPORATION WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 2006:

LETTER TO STOCKHOLDERS

We submit herewith the financial statements of the Corporation for the nine months ended September 30, 2006. In addition, there is a schedule of investments, along with other financial information.

Net assets of the Corporation at September 30, 2006 were $37.12 per share on 21,113,090 shares outstanding, compared with $35.24 per share at December 31, 2005 on 21,621,072 shares outstanding. On March 1, 2006, a distribution of $0.13 per share was paid, consisting of $0.07 from 2005 long-term capital gain, $0.03 from 2005 short-term capital gain and $0.03 from 2005 investment income, all taxable in 2006. A 2006 investment income dividend of $0.13 per share was paid on June 1, 2006, and September 1, 2006.

Net investment income for the nine months ended September 30, 2006 amounted to $7,913,401, compared with $6,057,328 for the same period in 2005. These earnings are equal to $0.37 and $0.28 per share.

Net capital gain realized on investments for the nine months ended September 30, 2006 amounted to $60,893,034, the equivalent of $2.88 per share.

The total return on net asset value (with dividends and capital gains reinvested) of shares of the Corporation was 6.6% for the nine months ended September 30, 2006. The total return on the market value of the Corporation’s shares in the period was 2.2%. These compare to a 9.2% total return for the Dow Jones Oil and Gas Index and an 8.5% total return for the Standard & Poor’s 500 Composite Stock Index over the same time period.

For the twelve months ended September 30, 2006, the Corporation’s total return on net asset value was 2.9% and on market value was (1.5)% as the discount widened during the period. Comparable figures for the Dow Jones Oil & Gas Index and the S&P 500 were 1.5% and 10.8%, respectively over the twelve month time period.

By now, you should have received the proxy statement concerning the upcoming Special Meeting of Stockholders on November 7, 2006. As is more fully described in the proxy statement, we are calling the Special Meeting to obtain your approval of a comprehensive rewriting and updating of our corporate charter. We believe that the charter amendments will provide your Board of Directors with additional tools needed to strengthen its ability to further the interests of the Corporation and our long-term shareholders. Your vote is very important and we urge you to vote in favor of each of the eight charter amendment proposals. If you have not yet voted, please call the Altman Group at 1-800-314-9816, extension 7309, and they can assist you in voting your proxy.

Current and potential shareholders can find information about the Corporation, including the daily net asset value (NAV) per share, the market price, and the discount/premium to the NAV, at our website (www.peteres.com). Also available at the website are a brief history of the Corporation, historical financial information, and other useful content. Further information regarding shareholder services is located on page 15 of this report.

By order of the Board of Directors,

Douglas G. Ober,

Chairman, President and

Chief Executive Officer

October 13, 2006